                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
SSP Solutions, Inc.

We consent to the incorporation by reference in Amendment No. 1 to the registration statement on Form S-3 (No. 333-101959) of our report dated March 28, 2003 relating to the consolidated balance sheet of SSP Solutions, Inc. as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, and the related financial statement schedule and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated March 28, 2003 contains an explanatory paragraph that states the Company has incurred recurring operating losses, used cash in operating activities, is in default on certain debt obligations, and has an accumulated deficit and a working capital deficiency which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/S/ HASKELL & WHITE LLP
Haskell & White LLP

Irvine, California
September 15, 2003